Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Appoints Julie DeCecco as General Counsel
BROOMFIELD, Colo. - Feb. 15, 2024 - Vail Resorts, Inc. (NYSE: MTN) today announced that Julie DeCecco, the company’s current deputy general counsel and vice president, has been appointed general counsel and executive vice president. She succeeds David Shapiro who is leaving the company to pursue a new career opportunity. DeCecco will be effective in the role immediately and Shapiro will be supporting a successful transition through February 23, 2024.

“Julie is a proven leader who has played a crucial role in nearly every aspect of our business over the last seven years,” said Kirsten Lynch, chief executive officer of Vail Resorts. “I am pleased to see Julie promoted into this role – a testament to our company’s strong talent pipeline and diligent succession planning. Julie’s thorough understanding of our business and extensive legal expertise will be an asset to Vail Resorts as we continue to grow.”

DeCecco joined Vail Resorts in 2017 as associate general counsel and was promoted to deputy general counsel in 2018. She oversees legal for the company’s corporate functions as well as its mountain division, comprising of 41 mountain resorts across 15 states and four countries. She also leads the company’s real estate division and previously ran community relations. As Vail Resorts’ general counsel, DeCecco will oversee legal, governance, compliance, internal audit, health and safety, and real estate.

Prior to Vail Resorts, DeCecco was associate general counsel for DaVita and chief litigation counsel at Sun Microsystems (now Oracle), where she played a critical role on more than 25 acquisitions. Julie received her J.D. from the University of Colorado, Boulder, and her B.A. from UC San Diego.

“I want to extend my gratitude to David Shapiro for his commitment and leadership during his nearly nine years as general counsel of Vail Resorts,” said Lynch. “He had a meaningful impact on our company, the business, and development of talent during a period of transformation and growth. We wish him the best in the next chapter in his career.”

Shapiro was appointed general counsel in 2015 to lead legal, governance, compliance, internal audit, and health and safety. Until 2022, he also oversaw environmental sustainability, charitable giving, and public affairs.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia – all available on the company's industry-changing Epic Pass. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.